UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

Power REIT

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT
FOR THE 2012 ANNUAL MEETING OF POWER REIT

May 18, 2012

Both Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., the two leading independent proxy advisory firms, recommend that Power REIT shareholders vote “FOR ALL” of the incumbent trustee nominees (Messrs. David H. Lesser, Virgil E. Wenger, William S. Susman and Patrick R. Haynes, III).

The analyses and reports of these independent proxy advisory firms are relied upon by hundreds of major institutional investment firms, mutual and pension funds, and other fiduciaries.

The proxy advisory firms released their reports as a dissident proxy group owning 1,000 shares, or less than 0.06% of the shares of the Trust, filed a proxy challenge to the company. In their rejection of the dissident group, the proxy advisory firms recognize that the dissident group has not made a compelling case for management change or Board change. In ISS’ May 17, 2012 report endorsing Power REIT’s incumbent trustee nominees, and in response to concerns raised by the dissident group, ISS stated:

•	“A review of Mr. Lesser's track record, experience and qualifications did not leave us wanting. And while large shareholder ownership does not guarantee management's alignment with unaffiliated shareholders, we note Mr. Lesser's 9.1 percent purchased share ownership – roughly 148 times that of the dissident group – arguably serves to align his interest at least as well as the dissidents.”

•	“The actions taken by the board to create an UPREIT operating structure does not appear to be out of line and are, in fact, consistent with the majority of publicly traded REITs.”

•	“… we note the Dorsey Group neither produced a detailed plan nor identified a qualified and credible replacement for the CEO.”

Shareholders and others are encouraged to review the company’s investor presentations on our company’s website at www.pwreit.com under “Investor Relations.” For questions on our business plan, please call the company at 212-750-0373 or email us at ir@pwreit.com.

Mr. Dorsey and his group continue to mis-describe portions of Mr. Lesser’s successful business track-record in what appears to us to be a personally motivated attack. Mr. Lesser has reached out to the Dorsey group to discuss his record and Power REIT’s business plan. He has yet to receive the courtesy of a return phone call.

The Dorsey group continues to make statements related to Mr. Lesser’s involvement in a transaction referred to as the Keystone Transaction, indicating that this was not a successful transaction. As described below, the Dorsey group significantly mischaracterizes the facts that are readily available to the Dorsey group and all interested parties.

We respectfully ask the Dorsey group to immediately STOP, LOOK at their own words and LISTEN to their own conclusions, and consider whether they aren’t mistaken about facts, misinterpreting history, misunderstanding the value of the company’s current business plan and acting out of misplaced motivations, all of which we believe they are doing.

Background of the Keystone Transaction

The Dorsey Group states that Mr. Lesser’s involvement with Keystone Property Trust (NYSE: KTR) (“Keystone”) was not beneficial for Keystone’s shareholders. The facts say otherwise.

The Keystone transaction created substantial value for shareholders, including Mr. Lesser and investors in his fund, Hudson Bay Partners (“Hudson Bay”), which, in addition to structuring the transaction, invested $15 million (collectively, the “Keystone Transaction”). As part of the transaction, Mr. Lesser joined the board of trustees of Keystone as a three-year trustee.

The following summary has been prepared from information that is on file with the Securities and Exchange Commission and we encourage all interested parties to review the actual SEC filing:

•	Proxy Statement Filed by Keystone on November 12, 1997. The proxy statement was filed by American Real Estate Investment Corporation (“AREIC”) to seek shareholder approval for the transaction led by Hudson Bay. AREIC would eventually change its name to Keystone Property Trust after the transaction. Starting on Page 22, the proxy statement narrates the sequence of events leading to the Hudson Bay led transaction. The proxy statement is available at http://www.sec.gov/Archives/edgar/data/906113/0001047469-97-003620.txt

The Chronological History of the Keystone Transaction1

In 1995, Keystone began to seek alternatives, including liquidation or strategic acquisitions as the company’s core business was facing an increasing challenging environment, and as a “small-cap” REIT it faced constraints on its business growth. Mr. Lesser was an investor in Keystone and felt that his firm could help create shareholder value by helping the Company to grow. In 1997, Hudson Bay and Keystone entered into a transaction that increased the company’s asset and equity base and which increased share price and dividends per share. This is the true record of the Keystone Transaction:

Date	Event(s)	Stock Price (High/Low)

Q1 1997	Keystone retains Donaldson Lufkin & Jenrette (DLJ) to explore strategic options for the Company. DLJ arranged a meeting between Hudson Bay and Keystone management during the first quarter of 1997.	Share Price High Low 8 5/8 7 7/8.
Q2 1997

A term-sheet was circulated in the spring of 1997, in which Hudson Bay sought to consummate a transaction at a share price of $10 – 11, representing an 8 – 19% premium to the mid-point of Keystone’s high/low share price during the second quarter of 1997.

Share Price High Low 9 15/16 8 5/8.
Q3 1997

On August 20, the last trading day before the transaction was announced to the public, the share price was 9 11/16. The transaction was announced on August 21, 1997 on a press release that was filed on Form 8-K with the SEC. The transaction was valued at $11.00 per share, representing a 13.5% premium to the last closing price prior to the announcement of the transaction. The transaction included the merger of a real estate portfolio and a separate real estate management company into Keystone, along with the investment of $15 million by Hudson Bay Partners, Mr. Lesser’s investment firm.

The stock price immediately spiked after the transaction was announced (reaching a high during the third quarter of 1997 of 16 ¾) and never dropped below $11.00, even during the bear market between 2000 and 2001.

Transaction Price $11.00 Share Price High Low 16 3/4 9 5/8.
Q4 1997	The transaction closed in December 1997 after receiving shareholder approval. David Lesser joined the board as a three-year director.	Share Price High Low 19 1/4 13 7/8.
Q2 2000

Mr. Lesser exits the board in the spring of 2000 to pursue other ventures. Share price and dividends are up significantly and a seasoned management team is in place to guide the firm with a compelling business plan.

Share Price High Low 13 3/4 12 5/s

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1 High/Low prices is derived from the historical annual reports filed on Form 10-Ks with the SEC. The chronological narrative is derived from the proxy statement filed on November 7, 1997.

Highlights of Mr. Lesser’s Hudson Bay led transaction and his tenure on Keystone’s board2

• Dividends:	40% higher in calendar year 2000 than in calendar year 1997

• Share Px:	Average Share Price Up 42% (Q2 2000 vs. Q2 1997; based on average of high/low during quarter)

• 3-year Return[3]:	75% for the original shareholders at a Q2 1997 share price of $9.28
(based on the average of the high/low share price during Q2 1997);

45% for Hudson Bay at an investment price of $11.00 per share

Ultimately, Keystone was sold to Prologis in 20044

On May 3, 2004, Keystone entered into a merger agreement with Prologis (NYSE:PLD), pursuant to which, Prologis acquired Keystone for $23.80 per share in cash. Shareholders of Keystone who owned shares at an average price of $9.28 (i.e. the average of the high/low price during Q2 1997) and who held their stock until the sale to Prologis realized a total return of 435% (i.e. $100 invested prior to the Keystone Transaction turned into $435). According to the press release dated May 3, 2004 and filed on Form 8-K with the SEC, the compounded annual return delivered to shareholders from the closing of formative transaction led by Mr. Lesser’s firm through the sale of Keystone to Prologis was approximately 16.5% annually.

the Keystone transaction ORIGINALLY STRUCTURED BY MR. LESSER GENERATED ATTRACTIVE RATES OF RETURNS for keystone’s shareholders.

PLEASE SUPPORT THE BOARD OF TRUSTEES AND VOTE “FOR” MANAGEMENT’S NOMINEES AT THE UPCOMING ANNUAL MEETING TO BE HELD ON MAY 24, 2012:

•	David H. Lesser
•	Virgil E. Wenger
•	William S. Susman
•	Patrick R. Haynes, III

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2 Return information derived from annual reports filed on Form 10-Ks with the SEC

3 3-year returns are calculated assuming dividends are invested at the average of the high/low price during the quarter and the exit price is the average of the high/low price during Q2 2000.

4http://www.sec.gov/Archives/edgar/data/906113/000104746904019585/a2137888zprem14a.htm; total returns assume dividends were re-invested

DO NOTE VOTE FOR THE DORSEY GROUP.

DO NOT RETURN THE DORSEY GROUP PROXY CARD.

IF YOU HAVE ALREAY RETURNED A DORSEY PROXY CARD WE ENCOURAGE YOU TO REVOKE YOUR VOTE AND VOTE FOR YOUR EXISTING TRUSTEES. SEE INSTRUCTIONS BELOW.

IMPORTANT NOTICE REGARDING THIS YEAR’S PROXY PROCESS

Please do not return any proxy card sent to you by the Dorsey Group. Not even to vote against them. Please only vote our proxy card and vote FOR the election of our nominees, FOR the ratification of Gibbons & Kawash, A.C., as the Trust’s independent auditor and FOR the approval of Power REIT’s 2012 Equity Incentive Plan.

If you have previously voted a proxy card sent to you by the Dorsey Group, you can still change your vote by voting a proxy card distributed by Power REIT or by calling our proxy solicitation firm, Alliance Advisors at (973) 873-770, which can guide you with telephonic voting.

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